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                                                                    Exhibit 99.1

2 Quaker Road, P.O. Box 2900                           N E W S   R E L E A S E
Pomona, NY 10970
914-362-1100

CONTACT: Mark Corbae,  914-353-8451 EMAIL:  mcorbae@barrlabs.com

BARR SAYS SUIT FILED BY INVAMED IS WITHOUT MERIT


POMONA, NY, FEBRUARY 25, 1998, -- Barr Laboratories, Inc. -- (NYSE-BRL) today issued the following response to a lawsuit filed by Invamed, Inc. that named Barr as a defendant in a lawsuit regarding access to the raw material source for generic warfarin sodium anticoagulant.

                                      - - -

Barr believes that the suit filed against it by Invamed is without merit. It is common in the pharmaceutical industry for companies to have exclusivity agreements with raw material providers. Barr has such an exclusive agreement with the provider of warfarin sodium raw material.

Barr made a significant investment in identifying and qualifying a raw material source for its warfarin sodium product. In exchange for this investment, the Company entered into an agreement in September 1995 for exclusive production quantities of the raw material. The Company believes that this is a valid agreement, and that the suit is groundless.

Barr believes that this suit will have no impact on its ability to receive the quantities of raw material necessary to meet market demand for its generic warfarin sodium product.

Barr Laboratories, Inc. is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases and corporate information are available on Barr's home page (www.barrlabs.com) # # #

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